Exhibit 5.1

Jaime L. Chase

+1 202 728 7096

jchase@cooley.com

February 4, 2020

Syndax Pharmaceuticals, Inc.

35 Gatehouse Drive, Building D, Floor 3

Waltham, MA 02451

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of (i) up to 3,036,719 shares (the “Shares”) of common stock of the Company (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,338,287 shares of Common Stock (the “Pre-Funded Warrant Shares”), all pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333- 233564) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated January 30, 2020, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (together with the Base Prospectus, the “Prospectus.”) The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Pre-Funded Warrant to be filed as an exhibit to a current report of the Company on Form 8-K, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

With regard to our opinion regarding the Pre-Funded Warrants and the Pre-Funded Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Pre-Funded Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Pre-Funded Warrants, of the Company cause the Pre-Funded Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the Exercise Price (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

With regard to our opinion concerning the Pre-Funded Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

COOLEY LLP 1299 PENNSLVANIA AVENUE NW, SUITE 700 WASHINGTON, DC 20004-2400

T: (202) 842-7800 F: (202) 842-7899 COOLEY.COM

Syndax Pharmaceuticals, Inc.

February 4, 2020

Page Two

(iii) We express no opinion as to any provision of the Pre-Funded Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Pre-Funded Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Pre-Funded Warrants.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Pre-Funded Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Pre-Funded Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Pre-Funded Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Pre-Funded Warrant Shares, when issued and paid for in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

COOLEY LLP 1299 PENNSLVANIA AVENUE NW, SUITE 700 WASHINGTON, DC 20004-2400

T: (202) 842-7800 F: (202) 842-7899 COOLEY.COM

Syndax Pharmaceuticals, Inc.

February 4, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Sincerely, Cooley LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

COOLEY LLP 1299 PENNSLVANIA AVENUE NW, SUITE 700 WASHINGTON, DC 20004-2400

T: (202) 842-7800 F: (202) 842-7899 COOLEY.COM